Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Barry Zoeller, Vice President
January 16, 2007		Corporate Communications
(661) 663-4212
bzoeller@tejonranch.com

TEJON RANCH CO. HIRES NEW GENERAL COUNSEL

(TEJON RANCH, CA) Tejon Ranch Co. (NYSE: TRC) today announced the hiring of Teri Bjorn as its new Vice President and General Counsel. Bjorn has more than 27 years of legal experience, specializing in transactional real estate and land use law.

Bjorn earned both bachelor’s and master’s degrees in French language and literature from the University of Iowa and received her law degree from George Washington University in Washington, DC. In 1984, she became the first woman partner in a law firm in Kern County, and then moved to become the first woman partner at Clifford & Brown, a firm where she would practice for 18 years. She is currently Of Counsel in the Bakersfield office of the Sacramento-based law firm of Kronick Moskovitz Tiedemann & Girard.

As General Counsel, Bjorn will serve as Tejon Ranch Co.’s chief legal representative, handling all legal matters from real estate transactions to corporate governance issues related to Tejon Ranch’s status as a publicly traded company.

“We are pleased that Teri Bjorn will be joining Tejon Ranch Co.,” said Robert A. Stine, President and CEO. “She has a keen mind, and with her legal experience and expertise, she will be a valuable member of our senior leadership group.”

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TEJON RANCH CO. NAMES CORPORATE COUNSEL

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Bjorn has been actively involved in governmental and community service. She served on the Bakersfield Planning Commission from 1987 to 1992, and during her tenure chaired a joint City/County commission to hear and approve a new general plan for the metropolitan area. In addition to her many other community endeavors, she recently completed a term as a community member of The Bakersfield Californian’s editorial board.

Bjorn is a member of the American Bar Association, the California and Oregon Bar Associations, the Kern County Bar Association, and the Kern County Women Lawyers Association.

Tejon Ranch Company is a diversified real estate development and agribusiness company, whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield.